SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

Territorial Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Allan S. Kitagawa

Chairman of the Board

Chief Executive Officer

Dear Fellow Shareholder,

Your Vote Is Important

This year, in addition to mailing your proxy card, you will be able to vote by telephone or by the internet. The telephone number is 877-705-5110. The internet address is http://www.rtcoproxy.com/tbnk. We encourage you to vote yes on all proposals.

As Explained In Our 2013 Proxy Statement, The Board Of Directors Recommends That You Vote For (Yes):

•	Proposal 1: Election Of Directors;

•	Proposal 2: Ratification Of Independent Registered Public Accounting Firm;

•	Proposal 3: Advisory Approval Of Our Executive Compensation.

We would also like to take a moment to reflect on some of Territorial Bancorp Inc.’s highlights of 2012.

Dividends and Shareholder Return

In November of 2012, we declared a special dividend of $0.10 per share. As a result, in 2012, we paid a total of five dividends amounting to $0.54 per share. If you had invested $10 per share in our IPO in July of 2009, then at December 31, 2012, your stock would have increased in value by almost 123%. If you factor in the dividends, your total return at the end of 2012 was 141%.

Strong Financial Performance

•	Net Income: In 2012, our net income increased by 15%.

•	Total Loans: In 2012, we set a record for dollar volume of loans originated.

•	Profitability: We were in the top 10% of our financial institution peer group for return on average assets.

Our shareholders are of the utmost importance to us. We thank you for continuing to support us.

Aloha,

Allan Kitagawa
Chairman and Chief Executive Officer

P.S. Our representative may be calling you to remind you to vote. The toll free number we will use is 800-581-3783. This is the number you will see if you have caller i.d.